Exhibit 99.1

NEWS RELEASE

Contact:	Amy Potter, Marketing Officer
Amy.Potter@CNBBank.bank
814-765-9621

FOR IMMEDIATE RELEASE

CNB FINANCIAL CORPORATION BOARD ELECTS SMITH AS CHAIRMAN

Clearfield, PA – August 11, 2016

On Tuesday, August 9, 2016, Peter F. Smith, a member of the CNB Financial Corporation board of directors for 27 years, was unanimously elected Chairman of the Board, effective January 1, 2017, by fellow directors.

Dennis L. Merrey has been Chairman since 2007 and provided a two-year notice of his intention to step down as chair at the end of 2016. Mr. Merrey has been a director of the Corporation since 1991 and will remain on the Board of Directors.

“I would like to personally thank Denny for his years of service as Chairman of the Board,” said Joseph B. Bower, Jr., CNB Bank President and CEO. “Under his leadership we have navigated through many environments, the recession, several expansion plans and doubling the corporation’s assets. His experience will continue to be a positive presence in the boardroom.” Mr. Bower continued by saying, “Peter’s knowledge of banking and our culture will ensure that CNB stays committed to all of the communities that we serve, and I look forward to working with him.”

Mr. Smith obtained his Bachelor of Arts from Williams College in 1976 and later graduated from the Dickinson School of Law in 1981. He joined his late father, William U. Smith, in the general practice of law in Clearfield after graduation and continues that practice today. Mr. Smith was appointed to the CNB Financial Corporation board of directors in 1989.

Mr. Smith is the sixth chairman of the corporation since its formation in 1984. John Leitzinger was the original chairperson followed by Ronald B. Strattan, L. E. Soult, Jr., William Owens and most recently Mr. Merrey.

Mr. Smith said, “On behalf of the shareholders, I thank Mr. Merrey for his outstanding leadership and service to CNB. I will dedicate myself to building upon his fine work and the work of those who preceded us. The board and management are committed to delivering superior banking service to our customers, and we are confident that will build value for our investors.”

CNB Financial Corporation is a $2.5 billion bank holding company conducting business primarily through CNB Bank, the Corporation’s principal subsidiary. CNB Bank operations include a private banking division, three loan production offices, and 40 full-service offices in Pennsylvania and Ohio, including ERIEBANK, a division of CNB Bank, and FCBank, a division of CNB Bank.

“It has been a privilege and a pleasure to work with the management of the Bank and my colleagues on the Board,” said Mr. Merrey. “The Bank has enjoyed significant growth and change over the last 10 years, which was largely facilitated by the cooperative efforts, dedication and commitment of the Board of Directors and Management. While the financial service industry continues to be challenged with change and a historically low interest rate environment, I believe that CNB Bank is well positioned to meet these future challenges.” He continued by saying, “I would also like to thank and acknowledge the support and loyalty of our customers and shareholders. May I extend my heartfelt congratulations and support to Mr. Smith as the next Chairman of CNB Bank and CNB Financial Corporation.”

CNB Bank websites can be found at www.CNBBank.bank, www.ERIEBANK.bank, and www.FCBank.bank.

For further information regarding the stock of CNB Financial Corporation, please call (814) 765-9621, CNB Bank Stock Transfer Department or contact any brokerage firm. The identifying symbol for this security is CCNE.